Exhibit 99.2

americold
REALTY TRUST

Clearfield, UT

Lula, GA

# EARNINGS RELEASE AND FINANCIAL SUPPLEMENT

## First Quarter 2019

COLD
LISTED
NYSE

Financial Supplement	First Quarter 2019

Financial Supplement	First Quarter 2019

Corporate Profile

We are the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of May 1st, 2019, we operated a global network of 179 temperature-controlled warehouses encompassing over 1 billion cubic feet, with 161 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. In addition, we hold a minority interest in the China JV, as described in Note 3 of the Consolidated Financial Statements included in Item 15 of our 2018 Annual Report on Form 10-K, which owns or operates 12 temperature-controlled warehouses located in China.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez: Chief Operating Officer and Executive Vice President
James A. Harron: Chief Investment Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
Sanjay Lall: Chief Information Officer and Executive Vice President
David K. Stuver: Executive Vice President, Business Development and Supply Chain Solutions
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board of Trustees
Mark R. Patterson: Chairman of the Board of Trustees
James R. Heistand: Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
George J. Alburger, Jr.: Trustee
Bradley J. Gross: Trustee
Michelle M. MacKay: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investors section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Berenberg Capital Markets	Nate Crossett	646-949-9030
Goldman Sachs	Andrew Rosivach	212-902-2796
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
SunTrust Robinson Humphrey	Ki Bin Kim	212-303-4124

Stock Listing Information
The shares of Americold Realty Trust are traded on the New York Stock Exchange under the symbol "COLD".

Financial Supplement	First Quarter 2019

Credit Ratings

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Morningstar
Credit Rating:	BBB	(Stable Outlook)

These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	First Quarter 2019

AMERICOLD REALTY TRUST ANNOUNCES FIRST QUARTER 2019 RESULTS

Atlanta, GA, May 7, 2019 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, today announced financial and operating results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Total revenue of $393.1 million, a 0.5% increase over the same quarter last year, or a 2.8% increase on a constant currency basis

•	Global Warehouse segment revenue of $289.6 million, a 1.1% increase over the same quarter last year, or a 3.4% increase on a constant currency basis

•	Total contribution (NOI) of $98.7 million, a 1.4% increase over the same quarter last year, or a 3.0% increase on a constant currency basis

•	Global Warehouse segment contribution (NOI) of $90.8 million, a 1.4% increase over the same quarter last year, or a 2.7% increase on a constant currency basis

•	Net loss of $4.6 million, or $0.03 per diluted common share, compared to net loss of $8.6 million in the same quarter last year

•	Core EBITDA of $71.1 million, a 0.8% decrease over the same quarter last year, or a 0.7% increase on a constant currency basis

•	Core Funds from Operations ("Core FFO") of $39.9 million, or $0.26 per diluted common share, compared to $34.8 million in the same quarter last year

•	Adjusted Funds from Operations (“AFFO”) of $44.3 million, or $0.29 per diluted common share, compared to $39.9 million in the same quarter last year

•	Global Warehouse segment same store revenue grew 0.4%, or 2.7% on a constant currency basis, with same store segment contribution (NOI) improving 0.2%, or 1.5% on a constant currency basis

•
Acquired privately-held PortFresh, consisting of a temperature-controlled operator servicing fresh produce trade through the Port of Savannah and 163 acres of entitled land, for approximately $35.9 million. Concurrently announced plans to build a new, approximately 15 million cubic foot state-of-the-art temperature-controlled storage facility in Savannah, Georgia

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “We made strong progress to start 2019 as we leveraged our unique position as the world’s largest and only publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. We continue to drive internal growth through the steady execution of our business. Our core operations remain strong, and fundamentals within the industry remain extremely favorable as we look ahead.
We completed our first sizable, strategic acquisition by acquiring privately-held Cloverleaf Cold Storage, which added 22 mission critical, turnkey facilities in key protein markets in a transaction that is immediately accretive to our financial results. This was a rare opportunity to leverage our cost of capital and add complimentary scale, which positions us to create value with the full integration onto our proprietary Americold Operating System. We also completed a "tuck-in" acquisition of two additional facilities through our acquisition of Lanier Cold Storage. With these acquisitions complete, our total network now exceeds one billion refrigerated cubic feet. Further, our plans to expand our key Atlanta major market campus, including the addition of fully and semi-automated facilities and in combination with our acquisition and development in Savannah, will enhance our efficiency and further grow capacity, allowing us to better serve current and new customers.”

Financial Supplement	First Quarter 2019

Mr. Boehler continued, “Finally, to fund this transformational growth, we were pleased with our successful follow on offering in April and debt private placement in May. We are very proud of our team’s hard work during this busy start to the year, and believe these transactions position us to drive shareholder value for years to come.”

First Quarter 2019 Total Company Financial Results
Total revenue for the first quarter ended March 31, 2019 was $393.1 million, a 0.5% increase from the same quarter of the prior year, or a 2.8% increase on a constant currency basis. This growth was largely driven by net new business, improvements in commercial terms and contractual rate escalations, the maturation of the Clearfield, Utah facility, the opening of the build-to-suit facility in Middleboro, Massachusetts at the end of the third quarter of 2018, and the incremental revenue associated with the PortFresh acquisition in January 2019, all within the Global Warehouse segment. These factors were partially offset by unfavorable foreign currency exchange rates, the exit of two sites in the second quarter of 2018, the impact of one less business day in the first quarter of 2019 as compared to the first quarter of 2018, and the later timing of the Easter holiday in 2019.

For the first quarter of 2019, the Company reported a net loss of $4.6 million, or $0.03 per diluted share, compared to a net loss of $8.6 million for the same quarter of the prior year. Net loss for the current quarter included the impact of approximately $12.6 million of asset impairment charges stemming from the announcement of its Atlanta Major Market Strategy, which includes the redevelopment of an existing facility, and the potential future sale of an idle facility during the second quarter of 2019.

Total contribution (NOI) for the first quarter ended March 31, 2019 was $98.7 million, an increase of 1.4% from the same quarter of the prior year, or a 3.0% increase on a constant currency basis.

Core EBITDA was $71.1 million for the first quarter of 2019, compared to $71.7 million for the same quarter of the prior year. This reflects a 0.8% decrease over prior year largely impacted by unfavorable foreign currency exchange rates and year-over-year higher workers' compensation and healthcare costs. As a result, Core EBITDA margin contracted by 24.3 basis points to 18.1%.
On a constant currency basis, Core EBITDA was $72.2 million, an increase of $0.5 million or 0.7%.

For the first quarter of 2019, Core FFO was $39.9 million, or $0.26 per diluted share, compared to $34.8 million for same quarter of the prior year. The year-over-year increase is driven primarily by the decrease in interest expense as a result of the reduction in our weighted average contractual rate of real estate debt.

For the first quarter of 2019, AFFO was $44.3 million, or $0.29 per diluted share, compared to $39.9 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

First Quarter 2019 Global Warehouse Segment Results
For the first quarter of 2019, Global Warehouse segment revenues were $289.6 million, an increase of $3.1 million, or 1.1%, compared to $286.5 million for the first quarter of 2018. This growth was primarily driven by the same factors mentioned above.

Financial Supplement	First Quarter 2019

Warehouse segment contribution (NOI) was $90.8 million, or 31.4% of segment revenue, for the first quarter of 2019, compared to $89.6 million, or 31.3% of segment revenue, for the prior year. This represents a 1.4% improvement in segment profitability over the first quarter of 2018 and an expansion of 10 basis points in segment margin period-over-period. As previously mentioned, growth was largely impacted by unfavorable foreign currency exchange rates and the later timing of Easter in 2019 as compared to 2018. Additionally, the year-over-year profit growth was strained by higher workers' compensation and health care costs. As a reminder, during the first quarter of 2018, the Company had a $1 million benefit related to workers' compensation. Despite these items, the year-over-year growth was driven by the aforementioned revenue trends, combined with operating efficiency gains driven by power savings and the leveraging of its fixed expenses.

The Company ended the first quarter of 2019 with 144 total facilities in its Global Warehouse segment portfolio. Of the 144 total facilities, 137 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store." The remaining seven facilities are in various stages of operations and are classified as "non-same store."

The following tables summarize the first quarter 2019 Global Warehouse full segment and same store metrics compared to the same period a year ago:

Global Warehouse - Total	Three Months Ended March 31,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Global Warehouse revenues:
Rent and storage	$126,380	$128,727	$125,727	0.5%	2.4%
Warehouse services	163,235	167,400	160,790	1.5%	4.1%
Total Warehouse revenues	$289,615	$296,127	$286,517	1.1%	3.4%
Global Warehouse contribution (NOI)	$90,819	$92,011	$89,570	1.4%	2.7%
Global Warehouse margin	31.4%	31.1%	31.3%	10 bps	-19 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average physical occupied pallets	2,374	2,374	2,447	(3.0)%	(3.0)%
Average economic occupied pallets	2,507	2,507	2,561	(2.1)%	(2.1)%
Average physical pallet positions	3,182	3,182	3,212	(0.9)%	(0.9)%
Physical occupancy percentage	74.6%	74.6%	76.2%	-158 bps	-158 bps
Economic occupancy percentage	78.8%	78.8%	79.7%	-93 bps	-93 bps
Total rent and storage revenues per physical occupied pallet	$53.25	$54.24	$51.38	3.6%	5.6%
Total rent and storage revenues per economic occupied pallet	$50.41	$51.35	$49.09	2.7%	4.6%
Global Warehouse services:
Throughput pallets	6,521	6,521	6,643	(1.8)%	(1.8)%
Total warehouse services revenues per throughput pallet	$25.03	$25.67	$24.20	3.4%	6.1%

Financial Supplement	First Quarter 2019

Global Warehouse - Same Store	Three Months Ended March 31,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Global Warehouse same store revenues:
Rent and storage	$122,559	$124,905	$122,356	0.2%	2.1%
Warehouse services	159,455	163,621	158,511	0.6%	3.2%
Total same store revenues	$282,014	$288,526	$280,867	0.4%	2.7%
Global Warehouse same store contribution (NOI)	$88,251	$89,443	$88,108	0.2%	1.5%
Global Warehouse same store margin	31.3%	31.0%	31.4%	-8 bps	-37 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average physical occupied pallets	2,276	2,276	2,364	(3.7)%	(3.7)%
Average economic occupied pallets	2,405	2,405	2,474	(2.8)%	(2.8)%
Average physical pallet positions	3,061	3,061	3,076	(0.5)%	(0.5)%
Physical occupancy percentage	74.3%	74.3%	76.8%	-249 bps	-249 bps
Economic occupancy percentage	78.6%	78.6%	80.4%	-186 bps	-186 bps
Same store rent and storage revenues per physical occupied pallet	$53.86	$54.89	$51.77	4.0%	6.0%
Same store rent and storage revenues per economic occupied pallet	$50.95	$51.93	$49.46	3.0%	5.0%
Global Warehouse same store services:
Throughput pallets	6,384	6,384	6,549	(2.5)%	(2.5)%
Same store warehouse services revenues per throughput pallet	$24.98	$25.63	$24.21	3.2%	5.9%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

Fixed Commitment Rent and Storage Revenue
For the first quarter of 2019, 43.0% of rent and storage revenues are derived from customers with fixed commitment storage contracts, an increase of 20 basis points from the fourth quarter 2018 and 410 basis points over the first quarter of 2018.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company's customers have space available when needed. At times, these customers may be paying for space that is not physically occupied. For the first quarter of 2019, economic occupancy for the total warehouse segment was 78.8% and warehouse segment same store pool was 78.6%, representing a 420 basis point and 424 basis point increase above physical occupancy, respectively. For the first quarter of 2019, physical occupancy for the total warehouse segment was 74.6% and warehouse segment same store pool was 74.3%.

Real Estate Portfolio
The Company's real estate portfolio consists of 155 facilities as of March 31, 2019. During the first quarter of 2019, it purchased privately-held PortFresh Holdings, LLC, consisting of a temperature-controlled operator servicing fresh produce trade through the Port of Savannah and 163 acres of entitled land, for approximately $35.9 million, which it funded with available cash. Concurrently, the Company announced plans to build a new, approximately 15 million cubic foot state-of-the-art temperature-controlled storage facility in Savannah, Georgia with anticipated development spending of $55 to $65 million. Within the Third-

Financial Supplement	First Quarter 2019

Party Managed segment the management agreement for one facility that the Company operated expired and was not renewed during the first quarter of 2019.

The Company's same store population consists of 137 facilities as of March 31, 2019. During the first quarter of 2019, two warehouses were moved from the non-same store population to the same-store population as a result of achieving normalized operations. One of these sites was acquired and redeveloped in 2016, and one of these sites experienced an event in 2015 that resulted in an extended period of business interruption. Finally, one warehouse was reclassified from the same store to the non-same store population in anticipation of its lease expiration in the third quarter of 2019, which the Company does not intend to renew as part of its ongoing portfolio management and focus to own assets. As a result of this activity, the Company's non-same store population consists of seven facilities as of March 31, 2019.

Balance Sheet Activity and Liquidity
At March 31, 2019, the Company had total liquidity of approximately $943.6 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $1.52 billion (inclusive of $159.1 million of capital leases/sale lease-backs and exclusive of deferred financing fees and unamortized debt discounts), of which 71% was in an unsecured structure. The Company has no material debt maturities until 2022, assuming the one-year extension option is exercised on its revolver. At quarter end, its net debt to Core EBITDA was approximately 4.4x. Of the Company's total debt outstanding, $1.36 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company's real estate debt has a weighted average term of 6.1 years and carries a weighted average contractual interest rate of 4.66%. At March 31, 2019, 75% of the Company's total debt outstanding was at a fixed rate, inclusive of the $100 million interest rate swap on its term loan that was entered into during the first quarter of 2019.

Dividend
On March 7, 2019, the Company's Board of Trustees declared a dividend of $0.20 per share for the first quarter of 2019, which was paid on April 15, 2019 to common shareholders of record as of March 29, 2019.

Highlights Subsequent to Quarter End

•
Closed on acquisition of privately-held Cloverleaf Cold Storage for $1.24 billion, consisting of 22 temperature-controlled facilities, of which 21 are owned and one is managed, totaling 132 million refrigerated cubic feet.

•	Closed on acquisition of Lanier Cold Storage for $82 million, consisting of two temperature-controlled facilities and 14 million refrigerated cubic feet.

•	Announced a planned expansion and redevelopment program at the Company's existing Atlanta major market campus for a total investment of approximately $126 million to $136 million.

•
Completed follow-on public offering of 50,312,500 common shares at $29.75 per share, of which 42,062,500 shares were issued and sold by the Company for net proceeds of approximately $1.21 billion, and entered into a forward sale agreement for 8,250,000 shares.

•
Priced $350 million of senior unsecured notes in an institutional private placement offering at an interest rate of 4.10% and a duration of 10.7 years in order to finance a portion of the previously announced acquisitions.

•
In April, the Company completed a land purchase in Sydney, Australia for $43.4 million, of which $4.7 million was paid as an initial deposit in 2018. The Company continues to work with its customer on the detailed design phase of the project.

Financial Supplement	First Quarter 2019

2019 Outlook
The Company has revised select 2019 guidance based upon the impact of acquisitions, announced development, and capital markets activity completed subsequent to quarter end:

•
Global warehouse segment same store revenue growth to range between 2 and 4 percent on a constant currency basis and same store NOI growth to be 100 to 200 basis points higher than the associated revenue.

•	Selling, general, and administrative expense, as a percentage of total revenue, is expected to range between 6.8 and 7.2 percent.

•	Total recurring maintenance capital expenditures is expected in the range of $56 to $66 million.

•
Total growth and expansion capital expenditures is expected to aggregate in a range of $275 to $350 million, which includes spending related to the Company's announced projects in Chicago, IL, Savannah, GA, Australia, and Atlanta, GA as well as the three expansions associated with Cloverleaf.

•	Anticipated AFFO payout ratio of 67 to 70 percent.

•	Full year weighted average fully diluted share count of 182 to 186 million shares.

The Company's guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Tuesday, May 7, 2019 at 5:00 p.m. Eastern Time to discuss first quarter 2019 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13689713. The telephone replay will be available starting shortly after the call until May 21, 2019.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 179 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Financial Supplement	First Quarter 2019

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net (loss) income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net (loss) income available to common stockholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in identifying properties to be acquired and completing acquisitions; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; our failure to realize the intended benefits from, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; our failure to successfully integrate and operate acquired or developed properties or businesses, including but not limited to; Cloverleaf Cold Storage, Lanier Cold Storage and PortFresh Holdings LLC; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; our operating partnership’s failure to qualify as a partnership for federal income tax purposes; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; risks related to joint venture investments, including as a result of our lack of control of such investments; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.

Financial Supplement	First Quarter 2019

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	First Quarter 2019

Selected Quarterly Financial Data

In thousands, except per share amounts - unaudited	As of
Capitalization:	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Fully diluted common shares outstanding at quarter end (1)	152,458	152,006	151,557	147,506	147,133
Common stock share price at quarter end	$30.51	$25.54	$25.02	$22.02	$19.08
Market value of common equity	$4,651,494	$3,882,233	$3,791,956	$3,248,082	$2,807,298

Gross debt (2)	$1,522,396	$1,524,664	$1,551,440	$1,559,565	$1,571,151
Less: cash and cash equivalents	172,838	208,078	226,807	153,200	193,868
Net debt	$1,349,558	$1,316,586	$1,324,633	$1,406,365	$1,377,283

Total enterprise value	$6,001,052	$5,198,819	$5,116,589	$4,654,447	$4,184,581
Net debt / total enterprise value	22.5%	25.3%	25.9%	30.2%	32.9%
Net debt to Core EBITDA (2)	4.41x	4.29x	4.40x	4.76	x	4.72	x

Three Months Ended
Selected Operational Data:	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Warehouse segment revenues	$289,615	$305,458	$297,225	$287,712	$286,517
Total revenues	393,079	415,817	402,010	394,667	391,141
Operating income (3)	16,417	51,171	43,553	49,304	35,932
Net (loss) income	(4,629)	2,678	24,540	29,406	(8,639)
Adjusted net income (8)	(4,629)	28,852	24,540	29,406	12,746
Total warehouse segment contribution (NOI) (4)	90,819	100,491	93,638	90,835	89,570
Total segment contribution (NOI) (4)	98,678	108,678	101,484	98,200	97,287

Selected Other Data:
Core EBITDA (5)	71,057	84,675	76,814	73,632	71,656
Core funds from operations (1)	39,941	53,192	43,917	43,118	34,766
Adjusted funds from operations (1)	44,316	49,334	41,417	39,805	39,877

Earnings Measurements:
Net (loss) income per share - basic	$(0.03)	$0.02	$0.17	$0.20	$(0.08)
Net (loss) income per share - diluted	$(0.03)	$0.02	$0.17	$0.20	$(0.08)
Core FFO per diluted share (1)	$0.26	$0.35	$0.30	$0.29	$0.27
AFFO per diluted share (1)	$0.29	$0.33	$0.28	$0.27	$0.31
Dividend distributions declared per common share (6)	$0.20	$0.19	$0.19	$0.19	$0.15
Diluted AFFO payout ratio (7)	69.0%	57.6%	67.9%	70.4%	48.4%

Portfolio Statistics:
Total global warehouses	155	155	156	156	158
Ending physical occupancy	74.6%	80.6%	77.0%	74.2%	76.2%
Ending economic occupancy	78.8%	83.7%	80.6%	77.3%	79.7%
Total global same-store warehouses	137	136	137	137	138

Financial Supplement	First Quarter 2019

(1) See "Reconciliation of Net Loss (Earnings) to NAREIT FFO, Core FFO and AFFO"
As of
(2) Net Debt to Core EBITDA Computation	03/31/2019	12/31/2018
Total debt	$1,509,189	$1,510,721
Discount and deferred financing costs	13,207	13,943
Gross debt	1,522,396	1,524,664
Adjustments:
Less: cash and cash equivalents	172,838	208,078
Net debt	$1,349,558	$1,316,586
Core EBITDA - Twelve Months Ended (see page 16)	$306,178	$306,777
Net Debt to Core EBITDA	4.41	x	4.29x

(3) Certain prior period amounts have been reclassified to conform to the current period presentation.

(4) Reconciliation of segment contribution (NOI)
Three Months Ended
Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Warehouse segment contribution (NOI)	$90,819	$100,491	$93,638	$90,835	$89,570
Third-party managed segment contribution (NOI)	3,259	3,571	3,553	3,859	3,777
Transportation segment contribution (NOI)	4,356	4,407	4,148	3,586	3,594
Quarry segment contribution (NOI)	244	209	145	(80)	346
Total segment contribution (NOI)	$98,678	$108,678	$101,484	$98,200	$97,287
Depreciation, depletion and amortization	(30,096)	(29,792)	(29,402)	(29,051)	(29,408)
Selling, general and administrative (3)	(31,117)	(27,646)	(28,469)	(26,718)	(28,106)
Acquisition, litigation, and other	(8,493)	832	(48)	(764)	(3,841)
(Loss) gain from sale of real estate	—	(901)	(12)	8,384	—
Impairment of long-lived assets	(12,555)	—	—	(747)	—
U.S. GAAP operating income	$16,417	$51,171	$43,553	$49,304	$35,932

(5) See "Reconciliation of Net Loss to EBITDA, EBITDAre, and Core EBITDA"

(6) Distributions per common share	Three Months Ended
Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Distributions declared on common shares during the quarter	$30,235	$28,218	$28,072	$27,250	$21,436
Common shares outstanding at quarter end	149,133	148,235	147,862	143,459	142,513
Distributions declared per common share of beneficial interest	$0.2000	$0.1875	$0.1875	$0.1875	$0.1504

(7) Calculated as distributions declared on common shares divided by AFFO per fully diluted share

(8) Reconciliation of adjusted net income
Three Months Ended
Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Net (loss) income	$(4,629)	$2,678	$24,540	$29,406	$(8,639)
Adjustment:
Loss on debt extinguishment, modifications and termination of derivative instruments	—	26,174	—	—	21,385
Adjusted net (loss) income	$(4,629)	$28,852	$24,540	$29,406	$12,746

Financial Supplement	First Quarter 2019

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	March 31, 2019	December 31, 2018
Assets
Property, plant, and equipment:
Land	$408,982	$385,232
Buildings and improvements	1,862,064	1,849,749
Machinery and equipment	600,148	577,175
Assets under construction	74,937	85,983
	2,946,131	2,898,139
Accumulated depreciation and depletion	(1,127,419)	(1,097,624)
Property, plant, and equipment – net	1,818,712	1,800,515
Operating lease right-of-use assets	83,663	—
Accumulated depreciation-operating leases	(6,181)	—
Operating leases-net	77,482	—
Financing leases:
Buildings and improvements	11,227	11,227
Machinery and equipment	49,835	49,276
	61,062	60,503
Accumulated depreciation- financing leases	(21,415)	(21,317)
Financing leases – net	39,647	39,186
Cash and cash equivalents	172,838	208,078
Restricted cash	6,812	6,019
Accounts receivable – net of allowance of $6,146 and $5,706 at March 31, 2019 and December 31, 2018, respectively	193,599	194,279
Identifiable intangible assets – net	25,003	25,056
Goodwill	186,359	186,095
Investments in partially owned entities	13,167	14,541
Other assets	54,110	58,659
Total assets	$2,587,729	$2,532,428
Liabilities and shareholders’ equity
Liabilities:
Accounts payable and accrued expenses	258,055	253,080
Mortgage notes, senior unsecured notes and term loan - net of discount and deferred financing costs of $13,207 and $13,943 in the aggregate, at March 31, 2019 and December 31, 2018, respectively	1,350,120	1,351,014
Sale-leaseback financing obligations	118,181	118,920
Financing lease obligations	40,888	40,787
Operating lease obligations	80,257	—
Unearned revenue	17,994	18,625
Pension and postretirement benefits	15,721	16,317
Deferred tax liability - net	17,110	17,992
Multi-Employer pension plan withdrawal liability	8,926	8,938
Total liabilities	1,907,252	1,825,673
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 149,132,808 and 148,234,959 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,491	1,482
Paid-in capital	1,365,767	1,356,133
Accumulated deficit	(673,297)	(638,345)
Accumulated other comprehensive loss	(13,484)	(12,515)
Total shareholders’ equity	680,477	706,755
Total liabilities and shareholders’ equity	$2,587,729	$2,532,428

Financial Supplement	First Quarter 2019

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts - unaudited)
	Three Months Ended March 31,
	2019	2018
Revenues:
Rent, storage, and warehouse services	$289,615	$286,517
Third-party managed services	64,136	63,876
Transportation services	37,096	38,345
Other	2,232	2,403
Total revenues	393,079	391,141
Operating expenses:
Rent, storage, and warehouse services cost of operations	198,796	196,947
Third-party managed services cost of operations	60,877	60,099
Transportation services cost of operations	32,740	34,751
Cost of operations related to other revenues	1,988	2,057
Depreciation, depletion, and amortization	30,096	29,408
Selling, general and administrative	31,117	28,106
Acquisition, litigation, and other	8,493	3,841
Impairment of long-lived assets	12,555	—
Total operating expenses	376,662	355,209

Operating income	16,417	35,932

Other income (expense):
Income (loss) from investments in partially owned entities	122	(139)
Interest expense	(21,576)	(24,495)
Interest income	1,003	623
Loss on debt extinguishment and modifications	—	(21,385)
Foreign currency exchange gain, net	60	680
Other (expense) income, net	(167)	56
Loss before income tax (expense) benefit	(4,141)	(8,728)
Income tax (expense) benefit:
Current	(1,548)	(1,067)
Deferred	1,060	1,156
Total income tax (expense) benefit	(488)	89

Net loss	$(4,629)	$(8,639)
Less distributions on preferred shares of beneficial interest - Series A	—	(1)
Less distributions on preferred shares of beneficial interest - Series B	—	(1,817)
Net loss attributable to common shares of beneficial interest	$(4,629)	$(10,457)

Weighted average common shares outstanding – basic	149,404	124,433
Weighted average common shares outstanding – diluted	149,404	124,433

Net loss per common share of beneficial interest - basic	$(0.03)	$(0.08)
Net loss per common share of beneficial interest - diluted	$(0.03)	$(0.08)

Financial Supplement	First Quarter 2019

Reconciliation of Net (Loss) Earnings to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18
Net (loss) income	$(4,629)	$2,678	$24,540	$29,406	$(8,639)
Adjustments:
Real estate related depreciation and depletion	22,665	22,405	21,903	21,764	22,174
Net loss (gain) on sale of depreciable real estate	138	913	—	(8,384)	—
Net gain on asset disposals	—	—	(65)	—	—
Impairment charges on certain real estate assets	12,555	—	—	747	—
Real estate depreciation on China JV	289	398	292	242	270
NAREIT Funds from operations	31,018	26,394	46,670	43,775	13,805
Less distributions on preferred shares of beneficial interest	—	—	—	—	(1,817)
NAREIT Funds from operations attributable to common shareholders	$31,018	$26,394	$46,670	$43,775	$11,988
Adjustments:
Net (gain) loss on sale of non-real estate assets	(118)	110	(314)	(387)	(148)
Non-offering related equity issuance expenses (a)	1,511	(34)	605	—	1,242
Non-recurring public company implementation costs (b)	—	544	496	162	—
Acquisition, diligence and integration costs(c)	1,441	599	21	48	3
Stock-based compensation expense, IPO grants	607	1,433	845	965	965
Severance, reduction in workforce costs and equity acceleration(d)	4,294	(73)	73	—	11
Terminated site operations costs (e)	338	(1,870)	—	66	—
Litigation and other related settlement costs (f)	910
Loss on debt extinguishment, modifications and termination of derivative instruments	—	26,174	—	—	21,385
Foreign currency exchange (gain) loss	(60)	43	(734)	(1,511)	(680)
Excise tax settlement	—	(128)	—	—	—
Alternative Minimum Tax receivable from Tax Cuts & Jobs Act	—	—	(3,745)	—	—
Core FFO applicable to common shareholders	$39,941	$53,192	$43,917	$43,118	$34,766
Adjustments:
Amortization of deferred financing costs, debt discount and pension withdrawal liability	1,456	1,414	1,532	1,556	1,674
Amortization of below/above market leases	38	37	38	38	38
Straight-line net rent	(137)	(86)	(62)	(26)	(5)
Deferred income taxes (benefit) expense	(1,060)	(1,059)	512	(1,449)	(1,156)
Stock-based compensation expense, excluding IPO grants	2,032	994	1,226	701	3,553
Non-real estate depreciation and amortization	7,431	7,387	7,499	7,287	7,234
Non-real estate depreciation and amortization on China JV	102	107	132	143	156
Recurring maintenance capital expenditures (g)	(5,487)	(12,652)	(13,377)	(11,563)	(6,383)
Adjusted FFO applicable to common shareholders	$44,316	$49,334	$41,417	$39,805	$39,877

Financial Supplement	First Quarter 2019

Reconciliation of Net (Loss) Earnings to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18

NAREIT Funds from operations	$31,018	$26,394	$46,670	$43,775	$13,805
NAREIT Funds from operations attributable to common shareholders	31,018	26,394	46,670	43,775	11,988
Core FFO applicable to common shareholders	39,941	53,192	43,917	43,118	34,766
Adjusted FFO applicable to common shareholders	$44,316	$49,334	$41,417	$39,805	$39,877

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	149,404	148,592	144,948	143,499	124,433
Dilutive stock options, unvested restricted stock units, equity forward contract	3,041	2,932	2,678	2,975	2,668
Weighted average dilutive shares	152,445	151,524	147,626	146,474	127,101
Common shares equivalents (h)	13	482	3,931	1,032	20,032
Fully diluted common shares outstanding(h)	152,458	152,006	151,557	147,506	147,133

NAREIT FFO - basic per share	$0.21	$0.18	$0.32	$0.31	$0.10
NAREIT FFO - diluted per share	0.20	0.17	0.32	0.30	0.09
NAREIT FFO - fully diluted per share(i)	0.20	0.17	0.31	0.30	0.08
					.
Core FFO - basic per share	0.27	0.36	0.30	0.30	0.28
Core FFO - diluted per share	0.26	0.35	0.30	0.29	0.27
Core FFO - fully diluted per share(i)	0.26	0.35	0.29	0.29	0.24

Adjusted FFO - basic per share	0.30	0.33	0.29	0.28	0.32
Adjusted FFO - diluted per share	0.29	0.33	0.28	0.27	0.31
Adjusted FFO - fully diluted per share(i)	$0.29	$0.32	$0.27	$0.27	$0.27

(a)
Represents one-time costs and professional fees associated with secondary offerings on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO and follow-on offerings in 2018.

(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)
Represents costs associated with M&A activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(d)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(e)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(f)	Represents costs associated with material litigation charges including professional service fees and settlement amounts.
(g)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(h)	Fully diluted common share equivalents outstanding at each respective quarterly period end.
(i)
Assumes i) all post-IPO common shares were outstanding for the entire quarter, ii) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and iii) the follow-on public offering of 4,000,000 common shares were outstanding for the entire quarter.

Financial Supplement	First Quarter 2019

Reconciliation of Net (Loss) Earnings to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q1 19	Q4 18	Q3 18	Q2 18	Q1 18	Q1 19
Net (loss) income	$(4,629)	$2,678	$24,540	$29,406	$(8,639)	$51,995
Adjustments:
Depreciation, depletion and amortization	30,096	29,792	29,402	29,051	29,408	118,341
Interest expense	21,576	23,054	22,834	22,929	24,495	90,393
Income tax expense (benefit)	488	(853)	(2,551)	(126)	(89)	(3,042)
EBITDA	$47,531	$54,671	$74,225	$81,260	$45,175	$257,687
Adjustments:
Loss (gain) on disposal of depreciated property	—	913	—	(8,384)	—	(7,471)
Adjustment to reflect share of EBITDAre of partially owned entities(i)	615	250	265	592	557	1,722
NAREIT EBITDAre	$48,146	$55,834	$74,490	$73,468	$45,732	$251,938
Adjustments:
Severance and reduction in workforce costs (a)	4,294	(73)	73	—	11	4,294
Terminated site operations cost (b)	338	(1,870)	—	66	—	(1,466)
Non-offering related equity issuance expenses (c)	1,511	(34)	605	—	1,242	2,082
Non-recurring public company implementation costs (d)	—	544	496	162	—	1,202
Acquisition, diligence, and integration costs (e)	1,441	599	21	48	3	2,109
Litigation and other related settlement costs (f)	910	—	—	—	—	910
(Income) loss from investments in partially owned entities	(122)	745	437	(252)	139	808
Impairment of inventory and long-lived assets	12,555	—	—	747	—	13,302
(Gain) loss on foreign currency exchange	(60)	43	(734)	(1,511)	(680)	(2,262)
Stock-based compensation expense	2,639	2,429	2,070	1,666	4,518	8,804
Loss on debt extinguishment, modifications and termination of derivative instruments	—	26,174	—	—	21,385	26,174
Loss (gain) on real estate and other asset disposals	20	534	(379)	(170)	(137)	5
Reduction in EBITDAre from partially owned entities	(615)	(250)	(265)	(592)	(557)	(1,722)
Core EBITDA	$71,057	$84,675	$76,814	$73,632	$71,656	$306,178

(a)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)
Represents one-time costs and professional fees associated with secondary offering on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with the IPO and follow-on offerings in 2018.

(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)
Represents costs associated with M&A activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(f)	Represents costs associated with material litigation charges including professional service fees and settlement amounts.

Financial Supplement	First Quarter 2019

Acquisition, Litigation, & Other

The Company reported a new financial statement line referred to as “Acquisition, litigation and other” within our Statement of Operations for the first quarter of 2019 due to various material charges incurred in the current period, and reclassified certain costs from SG&A in the comparable prior quarter to conform with the new presentation. This caption represents certain corporate costs that are highly variable from period to period and will be further detailed in our quarterly Form 10-Q. The costs for the first quarter of 2019 totaled $8.5 million and are reflected in the table below.

	Three Months Ended March 31,
Acquisition, litigation, and other	2019	2018
Acquisition related costs	$1,441	$—
Litigation	910	—

Other:
Severance, equity award modifications and acceleration	4,293	2,600
Non-offering related equity issuance expenses	1,511	1,241
Terminated site operations costs	338	—
Total other	6,142	3,841

Total acquisition, litigation, and other	$8,493	$3,841

Business acquisition related costs include costs associated with transactions, whether consummated or not, such as advisory, legal, accounting, valuation and other professional or consulting fees. Business acquisition costs of $1.4 million for the three months ended March 31, 2019 primarily consisted of non-capitalizable legal and professional fees related to acquisitions under consideration.

Litigation costs consist of expenses incurred in order to resolve material litigation charges. Litigation costs of $0.9 million for the three months ended March 31, 2019 primarily relate to professional fees incurred in connection with ongoing potential material litigation charges.

Severance costs represent certain contractual and negotiated severance and separation costs from exited former executives. Equity acceleration and modification costs represent the unrecognized expense for stock awards that vest and convert to common shares in advance of the original negotiated vesting date and any other equity award changes resulting in accounting for the award as a modification. For the three months ended March 31, 2019, severance, equity modification and acceleration expense consists of $1.2 million of severance related to the departure of two former executives as well as $3.1 million of accelerated equity award vesting. For the three months ended March 31, 2018, equity modification expense consists of $2.6 million due to the grant made by the Board of Trustees to permit dividend equivalents to all participants in the 2010 Plan.

Non-offering related equity issuance expense of $1.5 million for the three months ended March 31, 2019 consists of legal fees associated with the selling shareholder's secondary public offering, which consisted solely of shares sold by YF ART Holdings and Goldman Sachs and affiliates. Non-offering related equity issuance expense of $1.2 million for the three months ended March 31, 2018 consisted of non-registration statement related costs and an Australian stamp duty tax related to the Company's IPO.

Terminated site operations costs of $0.3 million for the three months ended March 31, 2019 relates to repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease.

Financial Supplement	First Quarter 2019

Debt Details and Maturities
(In Thousands - unaudited)
	As of March 31, 2019
Indebtedness:	Carrying Value	Contractual Interest Rate(3)	Effective Interest Rate(4)	Stated Maturity Date(5)

Unsecured Debt
2018 Senior Unsecured Revolving Credit Facility(1)(2)	$—	L+1.45%	0.35%	1/2022
2018 Senior Unsecured Term Loan A Facility(2)(6)	475,000	L+1.45%	4.38%	1/2023
Series A 4.68% notes due 2026	200,000	4.68%	4.77%	1/2026
Series B 4.86% notes due 2029	400,000	4.86%	4.92%	1/2029
Total Unsecured Debt	$1,075,000	4.42%	4.91%	6.6 years

2013 Mortgage Loans (15 cross-collateralized warehouses)
Senior Note	186,327	3.81%	4.14%	5/2023
Mezzanine A	70,000	7.38%	7.55%	5/2023
Mezzanine B	32,000	11.50%	11.75%	5/2023
Total 2013 Mortgage Loans	$288,327	5.53%	5.81%	4.1 years

Total Real Estate Debt	$1,363,327	4.66%	5.10%	6.1 years

Sale-leaseback obligations	118,181
Capitalized lease obligations	40,888
Total Debt Outstanding	$1,522,396

Less: deferred financing costs	(12,946)
Less: unamortized debt discount	(261)
Total Book Value of Debt	$1,509,189

Rate Type		% of Total
Fixed	1,147,396	75%
Variable	375,000	25%
Total Debt Outstanding	$1,522,396	100%

Debt Type		% of Total
Unsecured	1,075,000	71%
Secured	447,396	29%
Total Debt Outstanding	$1,522,396	100%

(1)
Revolver maturity assumes one year extension option. The borrowing capacity as of March 31, 2019 is $800 million less $29.2 million of outstanding letters of credit. The effective interest rate shown represents deferred financing fees and debt issuance costs allocated over the $800 million committed.

(2)	L = one-month LIBOR.

(3)	Interest rates as of March 31, 2019. At March 31, 2019, the one-month LIBOR rate on our Senior Unsecured Term Loan was 2.50%.

(4)	The effective interest rates presented include the amortization of deferred financing fees and debt issuance costs.

(5)	Subtotals of stated maturity dates represent remaining weighted average life of the debt

(6)
On January 4, 2019, the Company entered into a swap agreement to set the LIBOR portion of interest expense on $100 million of the Senior Unsecured Term Loan principal at a rate of 2.48%. This results in a fixed interest rate of 3.93% (2.48% + 1.45%) on $100 million of the Senior Unsecured Term Loan principal. The swap is effective January 31, 2019 through January 31, 2024.

Financial Supplement	First Quarter 2019

Operations Overview

Revenue and Contribution by Segment
(In Thousands - unaudited)
	Three Months Ended March 31,
	2019	2018
Segment revenues:
Warehouse	$289,615	$286,517
Third-Party Managed	64,136	63,876
Transportation	37,096	38,345
Other	2,232	2,403
Total revenues	393,079	391,141

Segment contribution:
Warehouse	90,819	89,570
Third-Party Managed	3,259	3,777
Transportation	4,356	3,594
Other	244	346
Total segment contribution	98,678	97,287

Reconciling items:
Depreciation, depletion, and amortization	(30,096)	(29,408)
Selling, general and administrative	(31,117)	(28,106)
Acquisition, litigation, and other	(8,493)	(3,841)
Impairment of long-lived assets	(12,555)	—
Income (loss) from investments in partially owned entities	122	(139)
Interest expense	(21,576)	(24,495)
Interest income	1,003	623
Loss on debt extinguishment and modification	—	(21,385)
Foreign currency exchange gain	60	680
Other (expense) income, net	(167)	56
Loss before income tax (expense) benefit	$(4,141)	$(8,728)
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Financial Supplement	First Quarter 2019

Global Warehouse Physical and Economic Occupancy Trend
85%
80%
75%
70%
65%
2016
2017
2018
2019
FY
Q1
Q2
Q3
Q4

Note: Dotted lines represent incremental economic occupancy percentage.
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.
We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer's contract, and subtracting the physical pallet positions.
Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of March 31, 2019, we had entered into contracts featuring fixed storage commitments or leases with 107 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	First Quarter 2019

Global Warehouse Portfolio
Unaudited

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	33	210.9	24%	864.4	76%	$58.8	$21.8	759
East	23	170.2	20%	561.9	76%	62.5	17.2	693
Southeast	37	175.2	20%	542.9	71%	53.4	15.9	603
West	37	230.8	27%	977.2	73%	66.1	25.6	653
United States Total / Average	130	787.1	91%	2,946.4	74%	$240.8	$80.5	2,066
International
Australia	5	47.6	5%	140.9	82%	$39.4	$8.0	53
New Zealand	7	22.8	3%	72.8	86%	7.5	2.0	55
Argentina	2	9.7	1%	21.6	70%	2.0	0.2	37
International Total / Average	14	80.1	9%	235.3	82%	$48.9	$10.2	142
Owned / Leased Total / Average	144	867.2	100%	3,181.7	75%	$289.7	$90.7	2,208
Third-Party Managed
United States	7	38.8	74%	—	—	$57.0	$2.3	4
Australia (6)	1	—	—%	—	—	2.9	0.6	1
Canada	3	14.3	26%	—	—	4.2	0.4	2
Third-Party Managed Total / Average	11	53.1	100%	—	—	$64.1	$3.3	6
Portfolio Total / Average	155	920.3	100%	3,181.7	75%	$353.8	$94.0	2,209

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the year ended March 31, 2019. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)	Three months ended March 31, 2019.

(3)
We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.

(4)
We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.

(5)
As of March 31, 2019, we owned 109 of our U.S. warehouses and ten of our international warehouses, and we leased 21 of our U.S. warehouses and four of our international warehouses. As of March 31, 2019, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.

(6)	Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

Financial Supplement	First Quarter 2019

_______________________________________________

(1)	Retail reflects a broad variety of product types from retail customers.

(2)	Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.

(3)	Distributors reflects a broad variety of product types from distributor customers.

_______________
Note: Totals may not foot due to rounding.

Financial Supplement	First Quarter 2019

Fixed Commitment and Lease Maturity Schedules
Unaudited
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of March 31, 2019. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended March 31, 2019	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended March 31, 2019(1) (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	43	$33,345	6.5%	$106,848	$33,345
2019	38	38,216	7.4%	79,328	38,283
2020	29	19,845	3.9%	64,153	20,028
2021	23	25,525	5.0%	103,825	26,465
2022	20	40,425	7.8%	91,224	42,452
2023	18	35,584	6.9%	83,854	38,593
2024	7	4,874	0.9%	8,543	5,793
2025	—	—	—%	—	—
2026	2	7,302	1.4%	9,809	7,510
2027	2	4,641	0.9%	7,508	4,992
2028	—	—	—%	—	—
2029 and thereafter	3	11,889	2.3%	24,853	14,003
Total	185	$221,646	43.0%	$579,945	$231,464
_____________________________________

(1)
Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of March 31, 2019, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the last twelve months ended March 31, 2019, multiplied by 12.

(2)
Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of March 31, 2019 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	First Quarter 2019

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of March 31, 2019.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended March 31, 2019	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	10	$1,399	0.3%	274	12.7%	$1,399
2019	10	2,409	0.5%	351	16.2%	2,409
2020	10	3,797	0.7%	396	18.3%	3,884
2021	6	1,101	0.2%	429	19.9%	1,392
2022	2	1,147	0.2%	123	5.7%	1,187
2023	3	2,996	0.6%	510	23.6%	3,259
2024	2	514	0.1%	79	3.6%	557
2025 and thereafter	—	—	—	—	—	—
Total	43	$13,363	2.6%	2,162	100%	$14,087

(1)	Represents monthly rental payments under the relevant leases as of March 31, 2019, multiplied by 12.

(2)	Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.
These leases had a weighted average remaining term of 27 months as of March 31, 2019.

•
Month-to-Month Warehouse Rate Agreements. Month-to-month warehouse rate agreements are agreements that establish storage fee rates on products stored in our warehouses and rates for value-added services on an as-utilized, on-demand basis, typically pursuant to terms set forth on a standardized warehouse receipt and related rate schedule, but that do not require the customer to use our network or for us to reserve space for these customers. Our standard terms and conditions afford us favorable contractual protections and are not subject to negotiation with customers that enter into month-to-month warehouse rate agreements.

Financial Supplement	First Quarter 2019

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Recurring Maintenance Capital Expenditures
The following table sets forth our recurring maintenance capital expenditures for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per cubic foot amounts)
Real estate	$4,485	$5,809
Personal property	171	252
Information technology	831	322
Total recurring maintenance capital expenditures	$5,487	$6,383

Total recurring maintenance capital expenditures per cubic foot	$0.006	$0.007

Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per cubic foot amounts)
Real estate	$5,309	$5,197
Personal property	7,896	7,992
Total repair and maintenance expenses	$13,205	$13,189

Repair and maintenance expenses per cubic foot	$0.014	$0.014
Growth and Expansion Capital Expenditures
The following table sets forth our growth and expansion capital expenditures for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,
	2019	2018
	(In thousands - unaudited)
Expansion and development initiatives	$49,938	$18,236
Information technology	722	800
Total growth and expansion capital expenditures	$50,660	$19,036

Financial Supplement	First Quarter 2019

Global Warehouse Segment Financial Performance
The following table presents the operating results of our warehouse segment for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,			Change
	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
	(Dollars in thousands - unaudited)
Rent and storage	$126,380	$128,727	$125,727	0.5%	2.4%
Warehouse services	163,235	167,400	160,790	1.5%	4.1%
Total warehouse segment revenues	289,615	296,127	286,517	1.1%	3.4%

Power	15,071	15,599	16,114	(6.5)%	(3.2)%
Other facilities costs (2)	26,388	27,007	26,782	(1.5)%	0.8%
Labor	132,918	136,572	131,306	1.2%	4.0%
Other services costs (3)	24,419	24,938	22,745	7.4%	9.6%
Total warehouse segment cost of operations	198,796	204,116	196,947	0.9%	3.6%
Warehouse segment contribution (NOI)	$90,819	$92,011	$89,570	1.4%	2.7%

Warehouse rent and storage contribution (NOI) (4)	$84,921	$86,121	$82,831	2.5%	4.0%
Warehouse services contribution (NOI) (5)	$5,898	$5,890	$6,739	(12.5)%	(12.6)%

Total warehouse segment margin	31.4%	31.1%	31.3%	10 bps	-19 bps
Rent and storage margin(6)	67.2%	66.9%	65.9%	131 bps	102 bps
Warehouse services margin(7)	3.6%	3.5%	4.2%	-58 bps	-67 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $3.2 million and $3.7 million for the first quarter 2019 and 2018, respectively.

(3)	Includes non-real estate rent expense of $3.4 million for the first quarter of both 2019 and 2018, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	First Quarter 2019

Same-store Financial Performance
The following tables present revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,			Change
	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$122,559	$124,905	$122,356	0.2%	2.1%
Warehouse services	159,455	163,621	158,511	0.6%	3.2%
Total same store revenues	282,014	288,526	280,867	0.4%	2.7%
Same store cost of operations:
Power	14,684	15,212	15,643	(6.1)%	(2.8)%
Other facilities costs	25,331	25,949	25,273	0.2%	2.7%
Labor	129,956	133,612	129,465	0.4%	3.2%
Other services costs	23,792	24,310	22,378	6.3%	8.6%
Total same store cost of operations	$193,763	$199,083	$192,759	0.5%	3.3%

Same store contribution (NOI)	$88,251	$89,443	$88,108	0.2%	1.5%
Same store rent and storage contribution (NOI)(2)	$82,544	$83,744	$81,440	1.4%	2.8%
Same store services contribution (NOI)(3)	$5,707	$5,699	$6,668	(14.4)%	(14.5)%

Total same store margin	31.3%	31.0%	31.4%	-8 bps	-37 bps
Same store rent and storage margin(4)	67.4%	67.0%	66.6%	79 bps	49 bps
Same store services margin(5)	3.6%	3.5%	4.2%	-63 bps	-72 bps

Non-same store revenues:
Rent and storage	$3,821	$3,821	$3,371	13.3%	13.3%
Warehouse services	3,780	3,780	2,279	65.9%	65.9%
Total non-same store revenues	7,601	7,601	5,650	34.5%	34.5%
Non-same store cost of operations:
Power	387	387	470	(17.7)%	(17.7)%
Other facilities costs	1,057	1,057	1,509	(30.0)%	(30.0)%
Labor	2,962	2,962	1,842	60.8%	60.8%
Other services costs	627	627	367	70.8%	70.8%
Total non-same store cost of operations	$5,033	$5,033	$4,188	20.2%	20.2%

Non-same store contribution (NOI)	$2,568	$2,568	$1,462	75.6%	75.6%
Non-same store rent and storage contribution (NOI)(2)	$2,377	$2,377	$1,392	70.8%	70.8%
Non-same store services contribution (NOI)(3)	$191	$191	$70	172.9%	172.9%

Total warehouse segment revenues	$289,615	$296,127	$286,517	1.1%	3.4%
Total warehouse cost of operations	$198,796	$204,116	$196,947	0.9%	3.6%
Total warehouse segment contribution	$90,819	$92,011	$89,570	1.4%	2.7%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	First Quarter 2019

Same-store Key Operating Metrics
The following tables provides certain operating metrics to explain the drivers of our same store performance for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,		Change
Units in thousands except per pallet data - unaudited	2019	2018
Same store rent and storage:
Physical occupancy(1)
Average physical occupied pallets	2,276	2,364	(3.7)%
Average physical pallet positions	3,061	3,076	(0.5)%
Physical occupancy percentage	74.3%	76.8%	-249 bps
Same store rent and storage revenues per physical occupied pallet	$53.86	$51.77	4.0%
Constant currency same store rent and storage revenues per physical occupied pallet	$54.89	$51.77	6.0%

Economic occupancy(2)
Average economic occupied pallets	2,405	2,474	(2.8)%
Economic occupancy percentage	78.6%	80.4%	-186 bps
Same store rent and storage revenues per economic occupied pallet	$50.95	$49.46	3.0%
Constant currency same store rent and storage revenues per economic occupied pallet	$51.93	$49.46	5.0%

Same store warehouse services:
Throughput pallets	6,384	6,549	(2.5)%
Same store warehouse services revenues per throughput pallet	$24.98	$24.21	3.2%
Constant currency same store warehouse services revenues per throughput pallet	$25.63	$24.21	5.9%

Non-same store rent and storage:
Physical occupancy(1)
Average physical occupied pallets	98	84	16.7%
Average physical pallet positions	121	136	(11.0)%
Physical occupancy percentage	81.2%	61.4%

Economic occupancy(2)
Average economic occupied pallets	102	87	17.2%
Economic occupancy percentage	84.3%	64.0%

Non-same store warehouse services:
Throughput pallets	137	94	45.7%

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)
We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer's contract, and subtracting the physical pallet positions.

Financial Supplement	First Quarter 2019

External Growth and Capital Deployment

Recently Completed Expansion and Development Projects
	Opportunity Type	Facility Type	Cubic Feet (in millions)	Pallet Positions (in thousands)	Cost of Expansion / Development		Completion Date
Facility					Total Cost (in millions)	Return on Invested Capital
Clearfield, UT	Expansion	Distribution	5.8	21	$29.0	12-15%	Q4 2017
Middleboro, MA	Development	Production Advantaged	4.4	27	$23.5	8-12%	Q3 2018

Expansion and Development Projects In Process
			Under Construction		Investment in Expansion / Development (in millions)			Expected Stabilized NOI Return on Invested Capital	Target Complete Date
Facility	Opportunity Type	Facility Type	Cubic Feet (millions)(1)	Pallet Positions (thousands)(1)	Cost(2)	Estimate to Complete	Total Estimated Cost
Rochelle, IL	Expansion	Distribution	15.7	54	$83	$8-$10	$91-$93	12-15%	Q2 2019(3)
Savannah, GA	New Build	Distribution	14.8	37	$16(4)	$54-$64	$70-$80	10-15%	Q1 2020
Atlanta, GA	Expansion /Redevelopment	Distribution	18.3	60	$0	$126-$136	$126-$136	10-15%	Q2 2021
Sydney, NSW	Build to Suit	Distribution			$5(5)			10-15%

Included in Cloverleaf Cold Storage acquisition:
Chesapeake, VA	Expansion	Public	4.5	12	$2	$21-$24	$23-$26	10-15%	Q4 2019
North Little Rock, AR	Expansion	Public	3.2	12	$7	$10-$12	$17-$19	10-15%	Q4 2019
Columbus, OH	Expansion	Public	1.5	5	$0	$6-$7	$6-$7	10-15%	Q4 2019

2019 Acquisitions
Facility	City / State	No. of Facilities	Cubic Feet (in millions)	Pallet Positions (in thousands)	Acquisition Price(6) (in millions)	Entry NOI Yield	Expected Stabilized NOI Return on Invested Capital	Date Purchased
PortFresh Holdings, LLC	Savannah, GA	1	4.3	6	$20.0	7.0%	9-12%	1/31/2019
Cloverleaf Cold Storage(7)	9 states	22	132.0	602	$1,242.0	7.0%	7-8%	5/1/2019
Lanier Cold Storage	Georgia	2	14.4	51	$82.4	7.9%	9-10%	5/1/2019

_________________________

(1)	Cubic feet and pallet positions are estimates while the facilities are under construction.

(2)	Cost as of March 31, 2019.

(3)	Phase one of the Rochelle, IL expansion facility was completed in Q1 2019 and received its certificate of occupancy. Phase two is expected to be completed in Q2 2019.

(4)	Includes $15.9 million as part of the PortFresh Holdings, LLC acquisition completed during January 2019.

(5)	In April 2019, the Company completed a land purchase in Sydney, Australia for $43.4 million, of which $4.7 million was paid as an initial deposit as of March 31, 2019.

(6)	Reflects managements underwriting allocation at the time of acquisition.

(7)	Cloverleaf purchase price results in an approximate 7% NOI entry yield which is exclusive of SG&A expense.

Financial Supplement	First Quarter 2019

2019 Guidance

The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

	As of	As of
	May 7, 2019	Feb. 21, 2019
Warehouse segment same store revenue growth (constant currency)	2.0% - 4.0%	2.0% - 4.0%
Warehouse segment same store contribution (NOI) growth (constant currency)	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue
Selling, general, and administrative expense as % of total revenue	6.8% - 7.2%	6.8% - 7.2%
Total recurring maintenance capital expenditures	$56M - $66M	$50M - $60M
Total growth and expansion capital expenditures (1)	$275M - $350M	$225M - $325M
AFFO payout ratio	67.0% - 70.0%	65.0% - 68.0%
Weighted average fully diluted share count (2)	182M - 186M	155M - 157M

(1)
Total growth and expansion capital expenditures includes spending related to the Company's announced projects in Chicago, Savannah, Atlanta and Australia as well as the three expansions associated with Cloverleaf.

(2)
Updated to reflect the April 2019 primary offering. Inclusive of the six million share equity forward issued in September 2018, with an outstanding settlement date of no later than September 2019. The Company may settle the forward shares by issuing new shares or may instead elect to cash settle or net share settle all or a portion of the forward shares.

Financial Supplement	First Quarter 2019

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence and integration related costs, stock compensation - IPO grants, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, litigation and other related settlement costs, loss on debt extinguishment and modifications, foreign currency exchange gain or loss, excise tax settlement, and Alternative Minimum Tax receivable from the Tax Cuts and Jobs Act benefit. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, loss or gain on disposal of depreciated property, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence, and integration costs, litigation and other related settlement costs, strategic alternative costs, loss on debt extinguishment, modification and termination of derivative instruments, stock-based compensation expense, foreign currency exchange gain or loss, multiemployer pension obligation, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 19 reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.